Vanguard Municipal Bond Funds
Vanguard Limited-Term Tax-Exempt Fund

	On March 16, 2001, the Board of Trustees of Vanguard
Municipal Bond Funds authorized the Vanguard Limited-Term Tax-
Exempt Fund to invest in securities with maturities beyond ten years. The Fund will continue to maintain a dollar-weighted average nominal maturity of two to six years.